Exhibit T3B-20

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT OF

COLUMBIA CARE PENNSYLVANIA LLC

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Columbia Care Pennsylvania LLC is entered into as January 15, 2024, by Columbia Care LLC as the sole member (the “Member”). All property now or hereafter transferred to the Company will be held, managed and distributed as provided in this Agreement, and all of the affairs of the Company will be conducted as provided in this Agreement.

1. Name. The name of the limited liability company is Columbia Care Pennsylvania LLC (the “Company”).

2. Formation. The Company was previously formed pursuant to and in accordance with the Pennsylvania Uniform Limited Liability Company Act of 2016, as amended from time to time (the “Act”) for the purposes set forth herein by the execution and filing of the Certificate of Organization of the Company with the Pennsylvania Department of State on October 28, 2016. The Member hereby agrees to continue the Company as a limited liability company under and pursuant to the terms of the Act and agrees that rights, duties and liabilities of the Member shall be as provided in the Act, except as otherwise provided in this Agreement. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Organization as provided in the Act.

3. Purpose and Powers. The Company was and continues to be organized to carry on any lawful business activity, which may be conducted by a limited liability company organized under the Act. The Company shall have the power and authority to do any and all acts necessary or convenient to or in furtherance of the foregoing purpose, including all power and authority, statutory or otherwise, possessed by, or which may be conferred upon, limited liability companies under the laws of the Commonwealth of Pennsylvania. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing, including, but not limited to, operating a business or other ongoing concern.

Accordingly, the Company is vested with the power to enter into and perform contracts, own, mortgage, lease, pledge or otherwise deal with assets, exercise all rights, powers, and privileges and other incidents of ownership with respect to assets or investments, borrow money and issue notes, drafts, and bills of exchange, lend any of its assets or funds, issue guaranties and indemnities, invest its liquid assets in short-term money market instruments and certificates of deposit, maintain one or more offices, rent space, engage and retain personnel and agents and undertake such other activities as may be necessary or desirable to achieve the Company’s purposes.

4. Term. The Company shall continue until it is dissolved under the terms of this Agreement or the Act.

5. Principal Place of Business. The Company’s principal office is 321 Billerica Road, Chelmsford, MA 01824. The Member may change the Company’s principal office, its registered office or registered agent from time to time, all as determined by the Member. The Member may establish additional places of business of the Company, within and without the Commonwealth of Pennsylvania, as and when required by the business of the Company and in furtherance of its purposes set forth in Section 2 hereof and may appoint agents for service of process in all other jurisdictions in which the Company shall conduct business.

6. Registered Office. The address of the registered office of the Company in the Commonwealth of Pennsylvania is c/o Corporation Service Company, 2595 Interstate Drive, Suite 103, Harrisburg, PA 17110.

7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the Commonwealth of Pennsylvania are Corporation Service Company, 2595 Interstate Drive, Suite 103, Harrisburg, PA 17110.

8. Member. The name and business address of the Member is as follows:

NAME	ADDRESS
Columbia Care LLC	321 Billerica Road
Chelmsford, MA 01824

9. Management. The Company is managed by the Member. The Member has the full power and authority to manage the business and affairs of the Company in accordance with this Agreement and the Act, including the power to purchase, sell, and lease property of any kind, to incur indebtedness and give security for such, to guarantee obligations of others, to execute documents and instruments on behalf of the Company, and to take all such actions as may be necessary or appropriate to carry out any actions permitted by this Agreement or the Act, either directly or through the Company’s Officers, employees, agents, or other delegees.

10. Power to Bind the Company. The Member shall have the authority to sign agreements, contracts, instruments or other documents in the name of and on behalf of the Company, and may authorize any other person to sign agreements, contracts, instruments or other documents in the name of and on behalf of the Company, and such authority may be general or limited to specific instances.

11. Reliance by Third Parties. Any person or entity dealing with the Company may rely upon a certificate signed by the Member as to:

(i) the persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Company, and

(ii) the persons who or entities which are authorized to take any action or refrain from taking any action as to any matter whatsoever involving the Company.

12. Capital Contributions. The Capital Contributions that the Member has made to the Company on or before the date of this Agreement or at any time hereafter shall be properly reflected on the books and records of the Company.

13. Additional Contributions. The Member shall not be obligated to contribute any additional capital to the Company.

14. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

15. Distributions. Distributions shall be made to the Member at the time and in the aggregate amounts as determined by the Member.

16. Distributions upon Dissolution of the Company. Upon dissolution of the Company pursuant to Section 17, the Member shall take full account of the Company’s assets and liabilities, shall liquidate the assets as promptly as is consistent with obtaining fair value therefor, and shall apply and distribute the proceeds in the following order of priority: (a) First, to the payment and discharge of all of the Company’s debts, liabilities, and obligations, including the establishment of necessary reserves; and (b) Second, to the Member.

17. Dissolution. The Company shall have perpetual existence unless it shall be dissolved and its affairs shall have been wound up upon (a) the written consent of the Member, (b) the resignation, bankruptcy or dissolution of the Member or (c) the entry of a decree of judicial dissolution under the Act.

18. Accounting. The books of account of the Company shall be kept in such a manner as the Member determines. Such books and records shall be maintained at the principal business office of the Company.

19. Characterization for Tax Purposes. The Member intends that the Company be disregarded as an entity separate from the Member under sections 301.7701-2(a) and 301.7701-3(b)(1)(ii) of the Treasury Regulations. All provisions of this Agreement are to be construed so as to preserve that tax status.

20. Tax Elections. The Member may cause the Company to make whatever elections the Company may be required to make under the Code.

21. No Rights of Creditors. Nothing contained herein will, or is intended to or will be deemed to, benefit any creditor of the Company or any creditor of the Member, and no such creditor will have any rights, interests or claims hereunder, be entitled to any benefits hereunder or be entitled to require the Company or the Member to demand, solicit or accept any loan, advance or additional Capital Contribution for or to the Company or to enforce any right which the Company may have against the Member or which the Member may have against the Company, pursuant to this Agreement or otherwise.

22. Amendments. This Agreement may be amended or restated from time to time by the Member.

23. Liability of Member. The Member’s liability for the debts, obligations, and liabilities of the Company is limited as set forth in the Act.

24. No Restrictions of Business Pursuits of Member. This Agreement shall not preclude or limit in any respect the right of the Member to engage in or possess any interest in other business ventures of any kind, nature, or description. Neither the Company nor the Member shall have any rights or obligations by virtue of this Agreement with respect to such independent ventures or the profits or losses derived therefrom.

25. Governing Law.

(i) THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA NOTWITHSTANDING ANY CONFLICT OF LAW RULES TO THE CONTRARY. IN THE EVENT OF A CONFLICT BETWEEN ANY PROVISION OF THIS AGREEMENT AND ANY NONMANDATORY PROVISION OF THE ACT, THE PROVISION OF THIS AGREEMENT SHALL CONTROL AND TAKE PRECEDENCE.

26. Binding Effect. This Agreement binds the Member and its distributees, successors, and assigns and any other person claiming a right or benefit under or covered by this Agreement.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Second Amended and Restated Limited Liability Company Agreement as of the date and year first aforesaid.

MEMBER:	COLUMBIA CARE LLC

	By:	/s/ David Hart
Name: David Hart
Title: CEO